RESULTS OF ANNUAL MEETING OF SHAREHOLDERS (UNAUDITED)


On June 17, 2004, the Annual Meeting of Stockholders of Cornerstone Strategic Value Fund, Inc. (the "Fund") was held and the following matters were voted upon:


1. To approve a Merger Agreement and Plan of
Reorganization whereby Progressive Return Fund,
Inc. will merge with and into the Fund in accordance with the Maryland General Corporation Law.


        For             Against         Abstain
        2,275,125       129,900         22,630


2. To approve a Merger Agreement and Plan of Reorganization whereby Investors First Fund, Inc. will merge with and into the Fund in accordance with the Maryland General Corporation Law.


        For             Against         Abstain
        2,262,919       133,260         31,476


3. To approve an amendment to the Articles of Incorporation increasing the amount of the authorized shares of the Fund and changing the par value of the Fund?s common stock; and


        For             Against         Abstain
        3,376,606       237,342         80,411


4. To approve the re-election two Class III Directors until the year 2007 Annual Meeting and the re-election of one Class II
Director until the year 2006 Annual Meeting.


Name of Class II Directors      For             Abstain
William A. Clark                3,587,886       106,474

Name of Class III Directors     For             Abstain
Andrew A. Strauss               3,587,886       106,474
Glenn W. Wilcox, Sr.            3,587,307       107,053